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                                                                   EXHIBIT 10.97


                                   AGREEMENT

This Agreement is made between McLeod USA Telecommunications Services, Inc. ("McLeodUSA"), and U S WEST Communications, Inc. ("U S WEST"), for the purpose of formalizing the conditions discussed in the mediation conducted by Richard Calkins in Des Moines, Iowa on April 22, 1997. The subject of the mediation was a dispute concerning the SMDR function of Centrex Plus service.

1. U S WEST agrees that on or before June 15, 1997 it will demonstrate to the reasonable satisfaction of McLeodUSA that, for a one-week period prior to June 15, 1997, it has activated the SMDR function of Centrex Plus service on 95% of all SMDR eligible lines in Iowa identified to U S WEST within 36 hours of the time the customer is converted to McLeodUSA service. In the event that U S WEST does not make this demonstration to McLeodUSA, neither McLeodUSA nor U S WEST will have any further obligations under this agreement.

2. When paying its bills to U S WEST, McLeodUSA will make no additional deductions related to SMDR service until after June 15, 1997. After June 15, 1997, Paragraph 4 of this Agreement will control any credits to be issued to McLeodUSA.

3. Within several days of the demonstration referenced in Paragraph 1, McLeodUSA will pay to U S WEST $500,000. THis payment will constitute full settlement of all claims by either party against the other regarding the provision of SMDR service by U S WEST to McLeodUSA prior to June 15, 1997.

4. After June 15, 1997, and during all times which U S WEST supplies McLeodUSA with Centrex Plus Service pursuant to contract, U S WEST agrees to utilize its best efforts to ensure that the SMDR function is activated on 95% of all lines with SMDR capability identified to U S WEST converted to McLeodUSA service within 36 hours of the time the line is converted ("SMDR deadline") and to endeavor to activate the SMDR function on all eligible lines in an expedient manner. McLeodUSA will provide U S WEST with all reasonable information and assistance in order to meet the 95% standard. U S WEST will provide to McLeodUSA on at least a weekly basis the SMDR flag-setting data base to determine whether this standard is being met. McLeodUSA will provide to U S WEST the data necessary (including but not limited to the telephone number and conversion date for all disputed lines) to support any claim that the standard was not met. In the event that this standard is not met for any one-week period, U S WEST will provide McLeodUSA with a credit on its bill equal to $0.50 per twenty-four hours (or fraction thereof) for each line below the 95% level, until the SMDR function is activated on that line. Lines having SMDR flags activated after the SMDR deadline will not reduce the credit until the total number of lines for the week with SMDR flags not activated is less than or equal to the number of lines by which the 95% standard was missed.

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Example of calculation:

     .    1,000 lines are converted to McLeodUSA service in a week.
     . 900 lines have SMDR activated within 36 hours of conversion; 100 lines do not have SMDR activated.
     . Since SMDR has been activated within 36 hours on only 90% of the lines, the standard is not met and a credit is due.
     . Because the 95% standard was "missed" by 50 lines, the credit will not be reduced until the total number of lines for the week with SMDR flags not set is less than or equal to 50. Examples of various situations are shown below:

          . All 100 flags set within 24 hours after SMDR deadline: Credit equal 50 lines * 1 day * $0.50 = $25.00

          . 75 flags are set within 24 hours after the SMDR deadline, and the other 25 flags are set within 48 hours after the SMDR deadline:
               Credit equals [50 lines * 1 day * $0.50] = $25.00

          . No flags are set within 24 hours after the SMDR deadline, and all 100 flags are set within 48 hours after the SMDR deadline: Credit equals [50 lines * 2 days * $0.50] = $50.00

          . No flags are set within 24 hours after the SMDR deadline, 50 flags are set within 48 hours after the SMDR deadline, and 50 flags are set within 72 hours after the SMDR deadline: Credit equals [50 lines * 2 days * $0.50] = $50.00

          . 40 flags are set within 24 hours after the SMDR deadline, no additional flags set in the next 24 hours, and the remaining 60 are set within 72 hours after the SMDR deadline: Credit equals [50 lines * 3 days * $0.50] = $75.00

5. In the event that U S WEST notifies McLeodUSA by July 31, 1997 that U S WEST will establish a network data mover ("NDM") to provide SMDR data in electronic form on a bi-weekly or more frequent basis, and that such NDM is completed and operational by September 30, 1997, McLeodUSA agrees to pay to U S WEST the sum of $100,000 within fourteen days of the date U S WEST completes its work to establish the NDM. Costs for data transmission equipment, modems and/or lines for the transmission of the data, as well as the recurring and nonrecurring charges associated with implementing the NDM, will be borne by McLeodUSA.

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6.   The parties agree that any disputes concerning this Agreement will be resolved by binding arbitration with Richard Calkins to serve as arbitrator and shall be conducted in accordance with the then current rules of the American Arbitration Association ("AAA"), including all expedited procedures prescribed by AAA. Any damages or penalties found by the arbitrator will be limited to those specified in this Agreement.

7. The parties have previously entered into various Master Agreements for the provision of Centrex Plus service. The parties believe that the scope of this Agreement is independent from and not covered by the Master Agreements. In the event that any terms or provisions of this Agreement and any Master Agreement are found to overlap, then this Agreement shall be deemed an amendment to any such Master Agreement, and the terms and conditions of the Agreement shall control.

8. This Agreement on the issue of the SMDR function or its equivalent will apply to all states where McLeodUSA purchases SMDR service or its equivalent from U S WEST, however, U S WEST will have ninety days after the first Centrex common block and the SMDR Eligible lines are installed in U S WEST's Central or Western Region to meet the 95% standard.


McLeodUSA Telecommunications              U S WEST Communications, Inc.
Services, Inc.


Its: /s/ Stephen C. Gray                   Its: /s/ J.M. Tinkham
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Date: July 3, 1997                        Date: July 7, 1997
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